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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is entered into as of August 30, 1999 (the "Effective Date") by and between TheBigRx.com division of Biomerica, Inc., (the "Company"), and Steven J. Goto (the "Executive") under the following terms and conditions:


                                   RECITALS:

     WHEREAS, the Company and Executive desire to set forth the terms and conditions on which (i) the Company shall employe Executive, (ii) Executive shall render services to the Company, and (iii) the Company shall compensate Executive for such services; and

     WHEREAS, in connection with the employment of Executive by the Company, the Company desires to restrict Executive's rights to compete with the business of the Company;

     WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company; and

     WHEREAS, in light of the foregoing, the Company desires to employ the Executive as Chief Technology Officer and the Executive desires to accept such employment.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   EMPLOYMENT.

          The Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     2.   TERM.

          2.1 The term of this Agreement (the "Term") shall be for a period commencing on the Effective Date of this Agreement and shall continue for a period of (1) year from the date thereof, unless sooner terminated as provided in Paragraph 6. This period, as the same may be extended hereafter by agreement of the parties or terminated pursuant hereto, is hereinafter referred to as the "Term"
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     3.   COMPENSATION.

          3.1 For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of one hundred fifty thousand dollars ($150,000) per annum in equal monthly or semi-monthly installments (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by a unanimous vote of the Board of Directors of the Company. No such change shall in any way abrogate, alter, terminate or otherwise effect the other terms of this Agreement.

          3.2 In addition to the Base Salary, Executive may be eligible for an incentive bonus ("Incentive Bonus") to be based upon the criteria agreed upon between the Board, the Chief Executive Officer and/or a Committee of the Board and the Executive, within 60 days of the Effective Date. The Incentive Bonus shall be paid, if earned, within 30 days after the Company's year-end operating results have been determined by the Company's accountants or other time as determined by the Board and/or Chief Executive Officer.

          3.3 In addition to the Base Salary, the Company shall grant to Executive an option to purchase 62,000 restricted shares of the Company's common stock at an exercise price of fair market value per share. The option shall vest over a period of three (3) years, with 33-1/3% on the first anniversary of the Effective Date, and the remaining 66-2/3 vesting each month over the next two years, and shall have a term of five (5) years.

          3.4 Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his or her duties under this Agreement (i) so long as such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code and (ii) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

          3.6 All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

     4.   DUTIES AND RESPONSIBILITIES.

          4.1 Executive shall, during the Term of this Agreement, devote his full attention and expend his best efforts, energies, and skills, on a full-time basis, to the
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controlled by Executive or any member of the Executive's family or in which
Executive or any member of the Executive's family has any direct or indirect financial interest whatsoever.

     4.5 To induce the Company to enter into this agreement, the Executive represents and warrants to the Company that except as set forth on Schedule 4.5,(a) the Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, (b) the Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair the Executive's right or ability (i) to enter the employ of the Company, or (ii) to perform fully his duties and obligations pursuant to this Agreement, and (c) to the best of Executive's knowledge no material litigation is pending or threatened against any business or business entity owned or controlled or formerly owned or controlled by Executive.

     4.6 Executive shall submit to the Board of Directors of the Company for its approval, not later than 60 days before the beginning of each calendar year, an annual business plan for the Company (the "Annual Plan"). The Annual Plan shall be revised by Executive and submitted to the Board of Directors for its review (and approval in the case of material changes from the approved Annual
Plan) from time to time during each year to reflect changes in the Annual Plan because of operations or otherwise. Each Annual Plan shall include the following information:

     (a) an annual forecast of income and expenses for the operation of the Company;

     (b) a cash flow budget, estimate of profit or losses, and source and use of cash statements for the operation of the Company;

     (c) a payroll and staffing plan and budget for the operation of the Company; and

     (d)  a capitalization expense budget for the operation of the Company.

     4.7 During each year, Executive in the performance of his duties under this Agreement shall comply or cause compliance with the applicable Annual Plan and shall not (except for emergency expenditures or special circumstances requiring an unanticipated expenditure) deviate materially from any budget category set forth in the Annual Plan, incur any material additional expense or change materially the manner of operation of the Company without the approval of the Chief Executive Officer and/or the Board of Directors.










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     5.   RESTRICTIVE COVENANTS.

          5.1 Executive acknowledges that (i) he has a major responsibility for the operation, administration, development and growth of the Company's business, (ii) his work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business interest of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees as follows:

               5.1(a) Except as otherwise provided for in this Agreement, during the Term of this Agreement and, if this Agreement is terminated for any reason during the Term, for six (6) months following such date of termination (the "Termination Period"), the Executive shall not, directly or indirectly, compete with respect to any services or products of the Company which are either offered or are being developed by the Company; or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, Executive, principal, agent, creditor, trustee, consultant, co-venturer or otherwise) with any individual, corporation, firm, association, partnership, joint venture or other business entity, which competes with respect to any services or products of the Company which are either offered or are being developed by the Company; provided, however, that the Executive may own, solely as an investment, not more than one percent (1%) of any class of securities of any publicly held corporation in competition with the Company whose securities are traded on any national securities exchange in the United States of America, and may retain his ownership interest in those entities referred to in Subparagraph 4.1.

          5.1(b) During the term of this Agreement and, if applicable, during the Termination Period, the Executive shall not, directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave its employ,
(ii) aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who shall have been employed by the Company within the one (1) year period preceding such requested aid, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of said period to transact business with a competitor of the Company in Company's business.

          5.1(c) During the Term of this Agreement, the Termination Period, if applicable, and thereafter, the Executive shall not other than in the performance of his duties disclose to anyone any information about the affairs of the Company, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, which is confidential to the Company or is not generally known in the relevant trade, nor shall the Executive
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such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     6.   TERMINATION.

          6.1 The Company may terminate the Executive's employment under this Agreement at any time for Cause. "Cause" shall exist for such termination if Executive (i) is adjudicated guilty of a felony by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation,
(iii) has, in the reasonable judgment of the Company's Board of Directors, (a) engaged in misconduct, which conduct has, or would if generally known, materially adversely affect the good will or reputation of the Company and which conduct the Executive has not cured or altered to the satisfaction of the Board of Directors within ten (10) days following notice by the Board of Directors to the Executive regarding such conduct, or (b) willfully and intentionally failed to perform his duties as specified to him by the Board of Directors, or (c) negligently performs his or her duties and such negligence adversely affects the Company or (iii) has made any material misrepresentation to the Company under Sections 4 and 5 hereof.

          6.2 If the Company terminates the Executive's employment under this Agreement pursuant to the provisions of Section 6.1 hereof, the Executive shall not be entitled to receive any compensation following the date of such termination.

          6.3 This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of his or her duties hereunder and which appears reasonably certain to continue for at least six (6) consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive.

          6.4 Upon termination because of Permanent incapacity, the Executive shall be entitled to receive compensation for twelve (12) months from the date of such termination (such payments to be diminished, however, by the extent to which the Executive receives compensation during such period from any disability insurance or other income source) in an amount equal to the monthly compensation paid Executive for the month prior to such termination.
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          6.5  Executive's employment may be terminated by the Company "without cause" (for any reason or no reason at all) at any time by giving Executive sixty (60) days prior written notice of termination, which termination shall be effective on the 60th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall make a lump sum cash payment to Executive within 10 days after termination of an amount equal to
(i) the amount of the remaining Base Salary and benefits to be paid to Executive through the Term of this Agreement, (ii) a pro rata option of any agreed upon incentive compensation, if any, earned for the year in which termination occurs prorated to the date of termination, plus (iii) any unreimbursed expenses accruing to the date of termination. After the Company's termination of Executive under this provision, the Company shall not be obligated to continue providing any benefits to Executive (except as may be required by law).

          6.6 Executive may terminate his or her employment hereunder by giving the Company sixty (60) days prior written notice, which termination shall be effective on the 60th day following such notice. Voluntary termination shall not entitle the Executive to receive any compensation following the date of termination.

          6.7 At the Company's option, Executive shall immediately leave the Company's premises on the date notice of termination is given by either Executive or the Company.

     7.   MISCELLANEOUS.

          7.1 The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter this Agreement, the Executive represents and warrants to the Company that to the best of his knowledge the Executive is insurable at standard (non-rated) premiums.

          7.2 This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, the Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits
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of the Executive shall be for the sole personal benefit of the Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Executive; provided, however, that in the event of the Executive's death, the Executive's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Executive pursuant to, and in accordance with, the terms of this Agreement.

          7.3 The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

     8.   NOTICES.

          All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope, addressed to the parties stated below or to such changed address as such party may have fixed by notice:

     To the COMPANY:

                    Attn: Janet Moore

                    Executive: Sec.

     9.   ENTIRE AGREEMENT.

          This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

     10.  PARTIAL INVALIDITY.
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                If any provision in this Agreement is held by a court of
competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

      11.    ATTORNEYS' FEES.

                Should any litigation or arbitration be commenced between the parties hereto or their personal representative concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees in such litigation or arbitration which shall be determined by the court or arbitration board.

      12.    ARBITRATION.

                The parties agree to arbitrate any disputes arising under this Agreement in as expeditious a manner as possible through the commercial rules of the American Arbitration Association in the County of Orange, California, or such other place which is mutually agreed upon by the parties. Further, the parties hereby waive any objection based on personal jurisdiction, venue or forum non conveniens in any arbitration or action brought under this section. The decision and award rendered by the arbitrators shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof.

                Notwithstanding the first paragraph of this section, any dispute involving an amount that is less than or equal to the maximum jurisdictional amount for small claims court, as may be amended, shall be brought in the small claims court for the County of Orange, State of California, or such other place which is mutually agreed upon by the parties.

      13.    GOVERNING LAW.

                This Agreement will be governed by and construed in accordance with the laws of the State of California.

      14.    BINDING NATURE.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

      15.    WAIVER.

                No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any